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                                                                    EXHIBIT 99.1



                    DESCRIPTION OF SECURED CREDIT FACILITY

SECURED CREDIT FACILITY

       We have a credit agreement, dated as of February 17, 1999, with First Union National Bank as lender and as administrative agent for the other lenders, which agreement provides for a $100,000,000 secured revolving credit facility. The credit facility will mature on February 17, 2002. The credit facility may be increased at our option to $200,000,000 with the approval of lenders holding at least 51% of the aggregate unpaid principal amount of the notes thereunder or, if no such amounts are outstanding, lenders holding at least 51% of the aggregate commitment of the lenders. We are obligated under the credit agreement to deliver to the lenders specific consents and related documents in connection with eleven of our leased properties within 90 days after February 17, 1999. If we fail to do so, then on the 91st day after February 17, 1999, (1) our option to increase the commitment to $200,000,000 will terminate, (2) the commitment will be automatically and permanently reduced to $20,000,000 plus an incremental amount based upon the extent of our compliance with the requirement concerning consents and related documents (with the exception that if we do not deliver the consents and related documents for our Atlanta, Georgia leased property, no incremental amount will be added to the $20,000,000 amount); and (3) the applicable margin will be increased between .375% and 1.00% for both Base Rate borrowings and LIBOR rate borrowings. While at present we do not anticipate difficulties in obtaining the described consents and related documents by the specified deadline, there can be no assurance that we will be able to do so.

       The credit facility is to be used to finance the acquisition of some of the assets of NETCOM, to finance permitted acquisitions and for working capital and general corporate requirements. The following summary of the material provisions of the credit agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the credit agreement. Some of the capitalized terms used in this description of the credit facility are defined at the end of this section.

       Amounts drawn under the credit facility will bear interest, at our option, at either the Base Rate or the reserve adjusted LIBOR rate, plus an applicable margin. The applicable margin will be an annual rate which will fluctuate based on



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our ratio of total debt to EBITDA and which will be between 0.25% and 1.00% for
Base Rate borrowings and between 1.25% and 2.00% for LIBOR rate borrowings.

       The credit agreement requires us to repay indebtedness outstanding under the credit facility with the net cash proceeds from all debt issuances, from some types of sales of our assets and from some types of insurance proceeds. In addition, the total loan commitment will be reduced by the amount of net cash proceeds from debt issuances and, to the extent not reinvested in similar assets or used to finance the repair or replacement of damaged assets, as the case may be, by the amount of net cash proceeds from some types of asset sales and from some types of insurance proceeds.

       Our obligations under the credit facility will be guaranteed by all of our future subsidiaries. Our obligations are secured by a first priority lien on all of our current and future assets and properties and will be secured by a first priority pledge of the capital stock of any subsidiary that we organize or acquire.

       The credit agreement contains negative covenants limiting our ability and that of our future subsidiaries to:

       -  incur debt;
       -  guaranty obligations;
       -  create liens;
       -  make loans, advances, investments and acquisitions;
       -  engage in mergers and liquidations;
       -  sell assets;
       -  pay dividends and make distributions;
       - exchange and issue some types of convertible or redeemable capital stock;
       -  engage in transactions with affiliates;
       -  amend subordinated debt; and
       - enter into restrictive agreements and change our fiscal year or accounting method.

In addition, the credit agreement contains affirmative covenants, including covenants requiring:

       -  compliance with laws and material contracts;
       -  maintenance of corporate existence, properties and insurance;
       -  payment of taxes and all other obligations;
       -  year 2000 compatibility; and
       -  the delivery of financial and other information.

       The credit agreement also requires us to comply with specific financial tests and to maintain specific financial ratios. We must maintain (1) as of the end of any fiscal quarter, a ratio of EBITDA to interest expense for the immediately preceding four consecutive fiscal quarters of no less than 3.0:1.0;
(2) a maximum total debt to EBITDA ratio no greater than 3.0:1.0; and (3) a net worth not less than $175,000,000 plus 50% of net income (to the extent positive) plus 75% of the net cash proceeds of equity issuances.

       Failure to satisfy any of the financial covenants constitutes an event of default under the credit facility, notwithstanding our ability to meet our debt service obligations. The credit agreement also includes other customary events of default, including, without limitation, cross default to other debt and



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material contracts; insolvency or bankruptcy; occurrence of certain ERISA events; material undischarged judgments and change in control.

       "Base Rate" means the greater of First Union National Bank's prime lending rate or the overnight federal funds rate plus 0.50%.

       "EBITDA" means, for any period, the sum of the following on a consolidated basis, without duplication, for MindSpring and our Subsidiaries (as defined in the credit agreement) in accordance with generally accepted accounting principles: (A) net income for such period plus (B) the sum of the following to the extent deducted in determining net income: (1) income and franchise taxes, (2) interest expense, (3) amortization, depreciation and other non-cash charges less (C) interest income and any extraordinary gains. EBITDA will be adjusted in a manner reasonably satisfactory to First Union National Bank to include on a pro forma basis as of the first day of any calculation period any acquisition consummated during that period as permitted by the credit agreement and exclude on a pro forma basis as of the first day of any calculation any Subsidiary or assets sold during that period as permitted by the credit agreement.

       "LIBOR" means the rate of interest per annum determined on the basis of the rate for deposits in dollars in minimum amounts of at least $5,000,000 for a period equal to the applicable Interest Period (as defined in the credit agreement) which appears on the Telerate Page 3750 at approximately 11:00 a.m. (London time) two business days prior to the first day of the applicable Interest Period. If, for any reason, the rate does not appear on Telerate Page 3750, then "LIBOR" will be determined by First Union National Bank to be the arithmetic average of the rate per annum at which deposits in dollars would be offered by first class banks in the London interbank market to First Union National Bank at approximately 11:00 a.m. (London time) two business days prior to the first day of the applicable Interest Period for a period equal to that Interest Period and in an amount substantially equal to the amount of the applicable loan.




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